PROSPECTUS Dated June 2, 1997                       Pricing Supplement No. 56 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-27919
Dated June 17, 1997                                      Dated February 25, 1998
                                                                  Rule 424(b)(3)

                   Morgan Stanley, Dean Witter, Discover & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES D
                 Euro Floating Rate Senior Bearer Notes Due 2003
                             -----------------------

     The Global Medium-Term Notes, Series D (Euro Floating Rate Senior Bearer Notes Due 2003) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date. The Notes will not be redeemable at the option of Morgan Stanley, Dean Witter, Discover & Co. (the "Company") prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying Prospectus Supplement.

     The Notes will be issued only in bearer form, which form is further described under "Description of Notes--Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. Notes in bearer form will not be exchangeable at any time for Notes in registered form at the option of the holder.

     Application has been made to the London Stock Exchange Limited (the "London Stock Exchange") for the Notes to be admitted to the Official List.
     The Notes are further described under "Description of Notes--Floating Rate Notes" in the accompanying Prospectus Supplement, except that to the extent the terms described below are inconsistent with such description, the terms described below shall control.

Principal Amount:                $600,000,000

Maturity Date:                   The Interest Payment Date in
                                 March 2003

Settlement and Date
   of Issuance:                  March 11, 1998

Interest Accrual Date:           March 11, 1998

Issue Price:                     99.903%

Specified Currency:              U.S. Dollars

Redemption Dates:                N/A

Initial Redemption
Percentage:                      N/A

Annual Redemption
   Percentage Reduction:         N/A

Optional Repayment
   Date(s):                      N/A

Total Amount of OID:             None

Original Yield to Maturity:      N/A

Initial Accrual Period OID:      N/A

Base Rate:                       LIBOR

Spread (Plus or Minus):          Plus 0.1875% per annum

Spread Multiplier:               N/A

Alternate Rate
   Event Spread:                 N/A

Index Currency:                  U.S. Dollars

Index Maturity:                  3 Months

Maximum Interest Rate:           N/A

Minimum Interest Rate:           N/A

Initial Interest Rate:           To be determined two London
                                 Banking Days prior to the date of
                                 issuance
Initial Interest Reset Date:     The Interest Payment Date next
                                 succeeding March 11, 1998

Interest Reset Dates:            Each Interest Payment Date

Interest Reset Periods:          The period from and including an
                                 Interest Reset Date to but
                                 excluding the immediately
                                 succeeding Interest Reset Date

Interest Payment Dates:          Interest will be payable quarterly
                                 in arrears on each day (each an
                                 "Interest Payment Date") that
                                 corresponds numerically to the
                                 preceding Interest Payment Date
                                 (or in the case of the first Interest
                                 Payment Date, the Date of
                                 Issuance) in the calendar month
                                 that is three months after the
                                 previous Interest Payment Date
                                 (or in the case of the first Interest
                                 Payment Date, the Date of
                                 Issuance) or if there is not any
                                 such numerically corresponding
                                 date in such calendar month, the
                                 Interest Payment Date shall be the
                                 last day that is a Business Day in
                                 that month. In either case, if such
                                 date is not a Business Day then the
                                 Interest Payment Date will be the
                                 next day which is a Business Day
                                 unless it would thereby fall into
                                 the next calendar month in which
                                 case it will be brought forward to
                                 the first preceding Business Day.
                                 If any Interest Payment Date falls
                                 on the last Business Day of any
                                 month, each subsequent Interest
                                 Payment Date shall be the last
                                 Business Day of the relevant
                                 month.

                                                        (Continued on next page)

   Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.


                           MORGAN STANLEY DEAN WITTER

ABN Amro                                             Goldman Sachs International
Barclays Capital                                                Nikko Europe Plc
Credit Commercial De France                                              Paribas
Credit Lyonnais                                          SBC Warburg Dillon Read
Creditanstalt AG                                                Societe Generale
Dresdner Kleinwort Benson                     Tokyo-Mitsubishi International plc


(Continued from previous page)

Reference Screen:                Telerate 3750

Calculation Agent:               The Chase Manhattan Bank (London branch)

Denominations:                   $  100,000
                                 $   10,000
                                 $    1,000

Common Code:                     8503869

ISIN:                            XS0085038692

Other Provisions:                N/A

     On February 25, 1998, the Company agreed to sell to the managers listed in this Pricing Supplement (the "Managers"), and the Managers severally agreed to purchase the principal amount of Notes set forth opposite their respective names below at a net price of 99.703%. The Purchase Price equals the Issue Price to the public of the Notes less a selling concession of 0.10% and a combined management and underwriting commission of .10% of the principal amount of the Notes.


                                                                Principal Amount
Name                                                                 of Notes
----                                                            ----------------
Morgan Stanley & Co. International Limited.......................   $528,000,000
ABN AMRO Bank N.V. ..............................................      6,000,000
Banque Paribas...................................................      6,000,000
Barclays de Zoete Wedd Limited...................................      6,000,000
Credit Commercial De France......................................      6,000,000
Credit Lyonnais..................................................      6,000,000
Creditanstalt AG.................................................      6,000,000
Dresdner Bank AG London Branch...................................      6,000,000
Goldman Sachs International......................................      6,000,000
Nikko Europe Plc.................................................      6,000,000
Societe Generale.................................................      6,000,000
Swiss Bank Corporation...........................................      6,000,000
Tokyo-Mitsubishi International plc...............................      6,000,000
                                                                    ============
   Total.........................................................   $600,000,000